                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-75321

       Prospectus Supplement No. 38 to the Prospectus dated May 18, 1999.

                                  $75,000,000

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

                            ------------------------

    The note being purchased has the following terms:

PRINCIPAL AMOUNT: $75,000,000

STATED MATURITY: October 16, 2000

SPECIFIED CURRENCY: U.S. dollars

    - principal: U.S. dollars
    - interest: U.S. dollars
    - exchange rate agent: not applicable

ORIGINAL ISSUE DATE: September 24, 1999

ORIGINAL ISSUE PRICE: 100%

NET PROCEEDS TO GOLDMAN SACHS: 99.85%

ORIGINAL ISSUE DISCOUNT NOTE: no

    - total amount of OID:
    - yield to maturity:
    - initial accrual period OID:

FORM OF NOTE:

    - master global form only: yes
    - non-global form available: no

REDEMPTION AND REPAYMENT: not applicable

    - redemption commencement date:
    - repayment date(s):
    - redemption or repayment price(s):

IF INTEREST RATE IS FIXED: not applicable

    - annual rate:
    - interest payment date(s):
    - regular record date(s):
IF INTEREST RATE IS FLOATING: yes

    - base rate:

      the rate that appears on Telerate page 5 under the heading "Federal
      Funds -- Open" on each interest reset date. If the rate described above does not appear on Telerate page 5 on an interest reset date, the base rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on that interest reset date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent. If fewer than three brokers selected by the calculation agent are quoting as described above, the base rate in effect for that interest reset date will be the base rate in effect for the prior interest reset date. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period. The first business day prior to each interest payment date and prior to maturity will also be an interest reset date.
    - index maturity: not applicable
    - spread: +37 basis points
    - spread multiplier: none
    - initial base rate: 5.1875%
    - maximum rate: none
    - minimum rate: none
    - interest reset dates: daily
    - interest determination dates: each interest reset date
    - interest payment dates: January 16, 2000, April 16, 2000, July 16, 2000 and
        October 16, 2000
    - calculation agent: The Bank of New York

DEFEASANCE APPLIES AS FOLLOWS: not applicable

    - full defeasance -- i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:
    - covenant defeasance -- i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:

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     The information above, if any, about the original issue date, original issue price, net proceeds and original issue discount relates only to the initial sale of the note. If the note is sold in a market-making transaction after its initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the attached prospectus for additional information about the note being purchased.
                            ------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.
                              GOLDMAN, SACHS & CO.
                            ------------------------
                Prospectus Supplement dated September 21, 1999.